Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Stealth BioTherapeutics Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, $0.0003 nominal or par value per share(1)	457(c)	44,217,588(2)	$0.0173	$762,753.39(3)	$92.70 per $1,000,000	$70.71
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$762,753.39		$70.71
	Total Fee Offsets							-
	Net Fee Due							$70.71

(1)

American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-229509). Each ADS represents 12 ordinary shares.

(2)

Consists of 44,217,588 ordinary shares represented by 3,684,799 American Depositary Shares issuable upon exercise of a warrant originally issued in a private placement in April 2022 that may be sold from time to time pursuant to this registration statement by the selling shareholder named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional ADSs to be issued as a result of share splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the ADSs as reported on the Nasdaq Global Market on May 27, 2022.